EXHIBIT 10.05

ADDENDUM
AWARD AGREEMENT
Flex 2010 Deferred Compensation Plan
Award Agreement

I am pleased to inform you that Flextronics International USA, Inc. (the “Company”) has agreed to provide you with a deferred long-term incentive bonus in return for services to be rendered in the future as an employee of the Company (the “Incentive Bonus”). Unless the context indicates otherwise, capitalized terms used in this Award Agreement have the meanings given to them in the Flex 2010 Deferred Compensation Plan, as it may be amended from time to time (the “Plan”).
Subject to the limitations and vesting schedule described below, and subject to the terms and conditions of the Plan, your 2024 Incentive Bonus will be the amount set forth in the Long-Term Cash Incentives (Deferred Compensation) section of your attached FY25 Total Compensation letter.
Awards for Later Years
By July 1st of each calendar year after 2024, or as soon thereafter as practicable, the Company will make a determination, in its sole discretion, of the amount of your Incentive Bonus, if any, with respect to the year ending on such July 1st. The Company will notify you of such determination as soon as practicable following such determination.
The Company reserves the right to amend, reduce, or eliminate your Incentive Bonus for any year at any time before you are notified that you have earned the Incentive Bonus. From time to time, the Company may, in its sole discretion, make additional contributions to your Incentive Bonus.
Method for Determining 2024 Award
Subject to the Company’s discretion to increase, decrease, or eliminate your Incentive Bonus for any or no reason, you may earn a 2024 baseline incentive bonus in the amount set forth in the Long-Term Cash Incentives (Deferred Compensation) section of your attached FY25 Total Compensation letter (the “Baseline 2024 Incentive Bonus”), provided that such amount is approved by the Board of Directors. Your 2024 Incentive Bonus, if any, will be deemed to be earned on a date specified by the Company (the “2024 Earning Date”), which will be July 1st or the date thereafter on which it is administratively practicable for the Company to determine the amount of your 2024 Incentive Bonus, if any.

The Company reserves the right to amend, reduce, or eliminate your 2024 Incentive Bonus at any time before you are notified of the amount of your 2024 Incentive Bonus. If your employment with the Company is terminated for any reason prior to the 2024 Earning Date, you will not be eligible to earn a 2024 Incentive Bonus.
Credit of Awards to Deferral Account
The amount of the Incentive Bonus for each year will be credited to a separate subaccount of your Deferral Account (an “Incentive Bonus Deferral Subaccount”) as soon as practicable after it is deemed to be earned. The value of each Incentive Bonus Deferral Subaccount will thereupon be subject to adjustment for hypothetical investment gains and losses, as described below.
Vesting
Except as otherwise described below or as otherwise provided for in the Plan, an Incentive Bonus Deferral Subaccount will become one hundred percent (100%) vested on the fourth anniversary of the date that the Incentive Bonus credited to such Incentive Bonus Deferral Subaccount was earned. Prior to such fourth anniversary, the Incentive Bonus Deferral Subaccount will be unvested and subject to forfeiture as described below.
Accordingly, the Incentive Bonus Deferral Subaccount for your 2024 Incentive Bonus will be one hundred percent (100%) vested if you remain continuously employed by the Company until July 1, 2028.
Except as provided below, if your employment with the Company is terminated before July 1, 2028 for any reason other than your Retirement, Death, or Disability, your 2024 Incentive Bonus Deferral Subaccount (as determined at the end of the day of your termination) will be forfeited for no consideration. For example, if an Incentive Bonus is earned on July 15th of a particular year, the Incentive Bonus Subaccount for such Incentive Bonus will be forfeited if your employment with the Company is terminated prior to the July 15th of the fourth year following that year.
If your employment with the Company is terminated due to Retirement before July 1, 2028, and you sign a release of claims in the format specified by the Company, your unvested 2024 Incentive Bonus Deferral Subaccount will continue to vest in accordance with the vesting schedule; provided that, if you violate the Confidential Information, Employee Non-Solicitation, Customer Non-Solicitation, or Non-Compete provisions of this Agreement, if applicable, then your 2024 Incentive Bonus Deferral Subaccount will be immediately forfeited for no consideration. For purposes of this Agreement, “Retirement” shall mean your voluntary termination of service after you have attained age fifty-five (55) and completed at least five (5) years of service; provided that your age plus years of service equals at least sixty-five (65); provided, further, that you provide, as may be required by the Company in its discretion, up to 6 months of written notice of such Retirement which is irrevocable by you.
If your employment is terminated as a result of death or Disability, any unvested balance of your 2024 Incentive Bonus Deferral Subaccount will immediately become one hundred percent (100%) vested. For purposes of this Agreement, “Disability” shall be defined as set forth in the Plan document. The Disability determination shall be in the sole discretion of the Company.

Each Incentive Bonus Deferral Subaccount will become one hundred percent (100%) vested upon an Involuntary Separation from Service that occurs within two (2) years following a Change in Control; provided, however, that no Incentive Bonus Deferral Subaccount will vest earlier than 13 months following the date that it is earned. For example, if an Incentive Bonus is earned on July 15th of a particular year and a Change in Control of the Company occurs, the Incentive Bonus Subaccount for such Incentive Bonus will not vest if an Involuntary Separation from Service occurs prior to August 15th of the subsequent year.
Deferral Agreements and Payout of Your Vested Account Balance
You are required to elect a payment schedule for the 2024 Incentive Bonus Deferral Subaccount in accordance with instructions in the email from Merrill Lynch, as mentioned in the attached FY25 Total Compensation letter. All payment schedule elections must be made on the Merrill Lynch website (www.benefits.ml.com). Your payment schedule election for your 2024 Incentive Bonus, which is referred to herein as your “Deferral Agreement,” must be completed no later than July 19, 2024. The Deferral Agreement for any later Incentive Bonus must be submitted within the time period that will be communicated to you.
The distribution of the vested portion of your 2024 Incentive Bonus Deferral Subaccount, if any, will be made in accordance with the terms of your applicable Deferral Agreement, except as noted below in cases where your employment with the Company is terminated before July 1, 2028 due to your Retirement, death, or Disability. If you do not timely submit a Deferral Agreement, or if your Deferral Agreement is otherwise invalid, the vested portion of the Incentive Bonus Deferral Subaccount, if any, to which such invalid Deferral Agreement relates will be payable to you on the date that is six (6) months after your Separation from Service, or, if earlier, upon the date of your death if you die within six (6) months after your Separation from Service. However, the following rules apply to distributions on account of Retirement, death, or Disability.
If you vest in your 2024 Incentive Bonus Deferral Subaccount because your employment is terminated as a result of your Retirement, your 2024 Incentive Bonus Deferral Subaccount will be paid to you in a lump sum on the later of (i) six (6) months after your Separation from Service, or (ii) the date your 2024 Incentive Bonus Deferral Subaccount vests (July 1, 2028 if you satisfy the conditions of this Agreement).
If you vest in your 2024 Incentive Bonus Deferral Subaccount because your employment is terminated as a result of your death, a lump sum payment will be made to your beneficiary within 90 days after the Company is notified of your death.
If you vest in your 2024 Incentive Bonus Deferral Subaccount because your employment is terminated as a result of your Disability, a lump sum payment will be made within 90 days after the Company determines that your employment terminated due to a qualifying Disability.
You may, at the Company’s sole discretion, be permitted to elect to re-defer an Incentive Bonus Deferral Subaccount at any time that is at least twelve (12) months before the Incentive Bonus Deferral Subaccount is payable. With respect to a payment other than payments in the event of death, Disability, or Unforeseeable Emergency, any such re-deferral election must be for a period of at least five (5) years after the Incentive Bonus Deferral Subaccount was otherwise payable.
Deemed Investment of Deferral Subaccounts
The unvested portion of each Incentive Bonus Deferral Subaccount will be held in an unvested subaccount that will be invested in Hypothetical Investments at the Company’s direction, or, in the sole discretion of the Company, you may be allowed to direct the investment of the Incentive Bonus Deferral Subaccount; provided, however, that the Company may restrict or limit in any manner the Hypothetical Investments available to you.
Upon vesting, each Incentive Bonus Deferral Subaccount will be held in a vested subaccount that will be deemed invested in Hypothetical Investments at your direction. All investment elections are made online through the Merrill Lynch website (www.benefits.ml.com).
The value of each Incentive Bonus Deferral Subaccount will depend upon the performance of the Hypothetical Investments in which it is deemed to be invested. Each Incentive Bonus Deferral Subaccount will be increased by hypothetical gains, and reduced by hypothetical losses, that result from the Hypothetical Investments in which the Incentive Bonus Deferral Subaccount is deemed to be invested.
Any portion of an Incentive Bonus Deferral Subaccount for which you have not made a valid Hypothetical Investment election shall be deemed to be invested in a default Hypothetical Investment that the Company will designate and which may be changed at the discretion of the Company from time to time.
FICA Taxes
The Company may debit your Deferral Account for any taxes due with respect to an Incentive Bonus Deferral Subaccount at the time that such taxes are required to be withheld. Generally, FICA (social security and Medicare) taxes will be withheld with respect to an Incentive Bonus Deferral Subaccount at the time of vesting.
Account Balance Reachable by Company Creditors
You understand and acknowledge that your Deferral Account, including each Incentive Bonus Deferral Subaccount, will be reachable by the Company’s general creditors upon the insolvency of the Company. You also understand and acknowledge that, except as provided in the Plan, you are not entitled to accelerate distributions from the Plan.
Non-Disclosure of Confidential Information
You acknowledge that the Company’s business and services are highly specialized, the identity and particular needs of the Company’s customers, suppliers, and independent contractors are not generally known, and the documents, records, and information regarding the Company’s customers, suppliers, independent contractors, services, methods of operation, policies, procedures, sales, pricing, and costs are highly confidential information and constitute trade secrets. You further acknowledge that the services you rendered to the Company have been or will be of a special and unusual character which have a unique value to the Company and that you have or will have access to trade secrets and confidential information belonging to the Company, the loss of which cannot be adequately compensated by damages in an action at law.
You agree to not use, disclose, upload, download, copy, transfer, or delete any Confidential Information, including trade secrets, except as required in the performance of your duties to the Company. “Confidential Information” means information that the Company has obtained in connection with its present or planned business, including information you developed in the performance of your duties for the Company, the disclosure of which could result in a competitive or other disadvantage to the Company. “Confidential Information” includes, but is not limited to, all information of Company to which you have or will have access, whether in oral, written, graphic or machine-readable form, including without limitation, records, lists, specifications, operations or systems manuals, decision processes, policies, procedures, profiles, system and management architectures, diagrams, graphs, models, sketches, technical data, research, business or financial information, plans, strategies, forecasts, forecast assumptions, business practices, marketing information and material, customer names, vendor lists, independent contractor lists, identities, or information, proprietary ideas, concepts, know-how, methodologies and all other information related to Company’s business and/or the business of any of its affiliates, knowledge of the Company’s customers, suppliers, employees, independent contractors, methods of operation, trade secrets, software, software code, methods of determining prices. Confidential Information shall also include all information of a third party to which Company and/or any of its affiliates have access and to which you have or will have access. You will not, directly or indirectly, copy, take, disclose, or remove from the Company’s premises, any of the Company’s books, records, customer lists, or any Confidential Information. You acknowledge and understand that, pursuant to the Defend Trade Secrets Act of 2016: An individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer’s trade secrets to the individual’s attorney and use the trade secret information in the court proceeding if the individual: (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement is intended to prohibit you from providing confidential information, reporting to or participating in an investigation with a government agency or authority about a possible violation of law, or from making other disclosures protected by applicable whistleblower statutes. As used in this Section, “Company” includes any Parent, Subsidiary or Affiliate.
Employee Non-Solicitation
The employee non-solicitation provisions contained in paragraph (1) of this Section apply you, and the provisions contained in paragraph (2) of this Section apply to you unless you are a California employee. As used in this Section, “Company” includes any Parent, Subsidiary or Affiliate.

(1) During the term of your employment with the Company, you will not, either on your own account or for any person, firm, partnership, corporation, or other entity (a) solicit, interfere with, or endeavor to cause any employee of the Company to leave employment with the Company; or (b) induce or attempt to induce any such employee to breach their obligations to the Company.
(2) For a period of twelve (12) months following the date of your separation from employment with the Company for any reason, you will not, either on your own account or for any person, firm, partnership, corporation, or other entity, (a) solicit, interfere with, or endeavor to cause any employee of the Company to leave employment with the Company; or (b) refer any employee of the Company to anyone outside of the Company for the purpose of that employee seeking, obtaining, or entering into an employment relationship and/or agreement to provide services; or (c) induce or attempt to induce any such employee to breach their obligations to the Company.
Customer Non-Solicitation
The customer non-solicitation provisions contained in paragraph (1) of this Section apply to you, and the provisions of paragraph (2) of this Section apply to you unless you are a California employee. As used in this Section, “Company” includes any Parent, Subsidiary or Affiliate.
(1) During the term of your employment with the Company, you will not solicit, induce, or attempt to induce any past or current customer of the Company (a) to cease doing business, in whole or in part, with the Company; or (b) to do business with any other person, firm, partnership, corporation, or other entity which performs services similar to or competitive with those provided by the Company.
(2) For a period of twelve (12) months following the date of your separation from employment with the Company for any reason, you will not, either on your own account or for any person, firm, partnership, corporation, or other entity, either directly or through others, solicit, induce, or attempt to induce any past or current Customer (defined below) of the Company (a) to terminate, reduce, or negatively alter his/her/its relationship with the Company or (b) to do business with a Competing Company (defined below).
The geographic scope of the covenants described in this Section shall include any city, county, or state of the United States and any such other city, territory, country, or jurisdiction in which you have worked and/or performed services for the Company. For purposes of this Section, “Customer” means any person, company or entity that: (a) was a customer of the Company during the last two (2) years of your employment and/or at the time of the termination of your employment; or (b) was engaged in active negotiations with the Company relating to the purchase of services or products from the Company at any time during the two (2) years immediately prior to the termination of your employment. A “Customer” shall not include any customer that you did not solicit, service, or have business-related dealings with or receive Confidential Information about in the last two (2) years of your employment with the Company.

Non-Compete
The non-compete provision contained in this Section applies to you unless you are a California employee. As used in this Section, “Company” includes any Parent, Subsidiary or Affiliate.
For a period of twelve (12) months following the date on which your employment with the Company terminates for any reason, regardless of whether the termination is initiated by you or the Company, you agree that you will not: (A) provide services that are the same or similar in function or purpose to that which you performed for the Company to a Competing Company within the Restricted Area (defined below); (B) own (other than the ownership of five percent (5%) or less of the shares of a publicly traded company) or operate a business that is a competitor of the Company; or (C) provide services that are otherwise likely to result in the use or disclosure of the Company’s Confidential Information.
A “Competing Company” is a person or entity engaged in the provision of a product or service which competes with the products and services offered by the Company, as to which you (a) had business-related involvement or (b) received Confidential Information about during the last two (2) years of your employment with the Company.
The “Restricted Area” means the Company’s area of legitimate competitive concern based on your responsibilities to Flex and knowledge of the Company’s Confidential Information and goodwill with customers, clients, business partners, dealers, and agents as it exists in view of all relevant facts and circumstances. If you are or were an employee with defined geographic responsibilities, the Restricted Area shall include all geographies over which you had assigned responsibilities during the last two (2) years of your employment with the Company.
Additional Post-Employment Restrictive Covenant Terms
(a) Consideration. You acknowledge that you would not have received the benefits and consideration provided under this Agreement but for your agreement to abide by its Non-Disclosure, Non-Solicitation, and Non-Compete (collectively, “Post-Employment Restrictive Covenants”) terms and that your agreement to the Post-Employment Restrictive Covenants is a material component of the consideration for this Agreement. You understand that you have the right to consult with an attorney regarding the terms of this Agreement before signing it, and that you have had at least 14 days to review this Agreement.
(b) Subsequent Employment. You agree that, while employed by the Company and for twelve (12) months thereafter, you will communicate the terms of the Post-Employment Restrictive Covenants to any person, firm, association, partnership, corporation, or other entity that you intend to become employed by, associated with or represent, or contract for, prior to accepting and engaging in such employment, contract, association and/or representation.
(c) Tolling. You agree that the applicable Restricted Period shall be tolled and suspended during and for the pendency of any violation of the Post-Employment Restrictive Covenants’ terms and for the pendency of any legal proceedings to enforce these terms, and that all time that is part of or subject to such tolling and suspension shall not be counted toward the 12-month duration of the Restricted Period.

(d) Reasonable and Necessary. You agree that the Post-Employment Restrictive Covenants set forth above are reasonable and necessary for the protection of the Company’s legitimate business interests, that they do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Company, that they contain reasonable limitations as to time and scope of activity to be restrained, that they do not unduly restrict your ability to earn a living, and that they are not unduly burdensome to you.
(e) Judicial Modification. If any restriction set forth in the above Sections titled “Employee Non-Solicitation,” “Customer Non-Solicitation” or “Non-Compete” is found by a court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.
(f) Non-U.S. Country-Specific Provisions. The restrictions contained in the above Sections titled “Customer Non-Solicitation” and “Non-Compete” do not apply to you if you work and reside in a country that mandates, as a non-waivable condition, continued pay during the Restricted Period, unless the Company advises you that it will tender such pay, which shall be in the minimum amount required by applicable law.
Other Agreements
Each Incentive Bonus is in addition to any rights that you have under any other agreement with the Company. An Incentive Bonus will not be deemed to be salary or other compensation for the purpose of computing benefits under any employee benefit plan or other arrangement of the Company for the benefit of its employees. This Award Agreement is subject in its entirety to the terms of the Plan and any applicable Deferral Agreements.
If a future change in law would, in the judgment of the Committee or Plan Administrator, likely accelerate taxation to you of amounts that would be credited to your Deferral Account under the Plan, the Company will attempt to amend the Plan to satisfy the requirements of the change in law and, unless and until such an amendment is made, the Company will cease to credit Incentive Bonuses to your account established under the Deferred Compensation Plan. The parties intend that the awards issued under this Award Agreement and the Plan comply with the requirements of Section 409A of the Internal Revenue Code, and this Award Agreement and the Plan (insofar as it relates to this Award Agreement) shall be administered and interpreted in accordance with such intent.
An Incentive Bonus does not give you any right to be retained by the Company, and does not affect the right of the Company to dismiss you. The Company may withhold from any payment under the Plan any amount that it is required to withhold pursuant to applicable law.
In addition to all of the remedies otherwise available to the Company, the Company shall have the right to injunctive relief to restrain and enjoin any actual or threatened breach of the above Sections titled “Non-Disclosure of Confidential Information,” Employee Non-Solicitation”, “Customer Non-Solicitation” or “Non-Compete” of this Agreement. You further agree that, in the event of a breach of any such Sections, (a) the Company shall be entitled to all of its remedies at law or in equity, including but not limited to monetary damages; (b) the Company shall be entitled to an accounting and repayment from you of all profits, compensation, commissions, remuneration or benefits that you directly or indirectly realized or may realize as a result of or in connection with any breach of the Post-Employment Restrictive Covenants, and such remedy shall be in addition to and not in limitation of any injunctive relief or other rights or remedies to which the Company may be entitled at law or equity. All of the Company’s remedies for breach of this Agreement shall be cumulative and the pursuit of one remedy will not be deemed to exclude any other remedies.
By participating in the Plan, you represent that you have had adequate opportunity to review and ask any questions about the Plan. You may request a copy of the Plan via email to benefits@flex.com. You understand that although the Company has attempted to structure a plan to accomplish the tax results discussed in the documents, the Company cannot warrant that the tax effect on you will be as expected. You also understand that the Company and its representatives are not attempting to give you tax advice. We strongly advise you to seek any tax advice from your own tax adviser.
If any provision of this Agreement is determined to be unenforceable, the remaining provisions shall nonetheless be given effect. This Agreement shall be governed and by and construed in accordance with the internal laws of the state where you reside (or the laws of the county in which you reside if outside the U.S.).